News Release

Contact	Dave Blumberg

E-mail	dblumberg@transunion.com
Telephone    312-972-6646

FOR IMMEDIATE RELEASE

Leo Mullin to Retire as Chairperson of TransUnion’s Board of Directors; Pamela Joseph Elected as Chairperson

Chicago, Jan. 16, 2020 – TransUnion (NYSE: TRU) announced today that in accordance with the company’s mandatory retirement guidelines, Chairperson of the Board Leo Mullin will not seek reelection at the end of his term and will retire from the Board at the Annual Meeting of Stockholders in May 2020. The Board has elected Pamela Joseph to succeed Mullin as Chairperson at that time.

“Leo has been instrumental in TransUnion’s success throughout his eight years on the Board. We are grateful for his leadership, vision and contributions to our business,” said Chris Cartwright, President and CEO, TransUnion. “On behalf of the Board, I want to thank him for his wisdom and dedication to TransUnion. He will be missed.”

Joseph has served as a director since 2015. She also serves as CEO of Clearent, LLC, a payments processing company, and as a director of Paychex, Inc., a payroll provider, and Adyen, a Netherlands-based payment processor. Joseph is the former Vice Chairman of U.S. Bancorp Payment Services, former president and COO of TSYS and served on the boards of TSYS and Centene Corporation.

“I am honored to be elected as Chairperson of the Board,” said Joseph. “I thank Leo for his leadership and partnership during our tenure together. I hold him in the highest regard, and look forward to carrying on the legacy while working with the Board and executive leadership team toward continued growth and success.”

About TransUnion (NYSE: TRU)
TransUnion is a global information and insights company that makes trust possible in the modern economy. We do this by providing a comprehensive picture of each person so they can be reliably and safely represented in the marketplace. As a result, businesses and consumers can transact with confidence and achieve great things. We call this Information for Good®.

A leading presence in more than 30 countries across five continents, TransUnion provides solutions that help create economic opportunity, great experiences and personal empowerment for hundreds of millions of people.
http://www.transunion.com/business

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